Exhibit 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 28, 2013

GeoMet Inc.

909 Fannin Street

Suite 1850

Houston, Texas 77010

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton, to the incorporation of information contained in our “Appraisal Report as of December 31, 2012 on Certain Properties Owned by GeoMet, Inc. Proved Reserves”, “Appraisal Report as of December 31, 2011 on Certain Properties Owned by GeoMet, Inc. Proved Reserves,” “Appraisal Report as of December 31, 2010 on Certain Properties Owned by GeoMet, Inc. Proved Reserves,” “Appraisal Report as of December 31, 2009 on Certain Properties Owned by GeoMet, Inc. Proved Reserves,” and “Appraisal Report on Proved Reserves as of December 31, 2008 on Certain Properties Owned by GeoMet, Inc. Proved and Probable Reserves,” (our Reports), and to references to our Reports in “Part I, Items 1 and 2. Business and Properties,” “Part II, Item 6. Selected Financial Data,” “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Part II, Item 8. Financial Statements and Supplementary Data” in the Annual Report on Form 10-K of Geomet, Inc. for the year ended December 31, 2012 (the 10-K). We also consent to the inclusion of our letter report dated February 18, 2013 in “Part IV, Item 15. Exhibits and Financial Statement Schedules” as “Exhibit 99.1” in the 10-K.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716